Exhibit 10.7

JOA ’89 Revised	Kanes Forms™
P.O. Box 53010
Midland, TX 79710
1-800-526-3790

OPERATING AGREEMENT

DATED

August 1, 2011

OPERATOR	New Dominion LLC

CONTRACT AREA Luther Prospect in T13 and 14 N, R1W and R1, 2 and 3 E

COUNTY OR PARISH OF Oklahoma and Lincoln STATE OF	Oklahoma

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TABLE OF CONTENTS

VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST		24
	A.	SURRENDER OF LEASES	24
	B.	RENEWAL OR EXTENSION OF LEASES	25
	C.	ACREAGE OR CASH CONTRIBUTIONS	25
	D.	ASSIGNMENT	26
	E.	WAIVER OF RIGHTS TO PARTITION	26

IX.	INTERNAL REVENUE CODE ELECTION		26

X.	CLAIMS AND LAWSUITS		27

XI.	FORCE MAJEURE		27

XII.	NOTICES		27

XIII.	TERM OF AGREEMENT		28

XIV.	COMPLIANCE WITH LAWS AND REGULATIONS		28
	A.	LAWS, REGULATIONS AND ORDERS	28
	B.	GOVERNING LAW	28
	C.	REGULATORY AGENCIES	29

XV.	MISCELLANEOUS		29
	A.	EXECUTION	29
	B.	SUCCESSORS AND ASSIGNS	29
	C.	COUNTERPARTS	29
	D.	SEVERABILITY	30

XVI.	OTHER PROVISIONS		30
	A.	COVENANT RUNNING WITH THE LAND	30
	B.	DISBURSEMENT OF ROYALTIES	30
	C.	ARTICLE VIII.B, EXTENSION OF LEASES	30
	D.	[Controlling Participation Agreement]	31
	E.	SALTWATER DISPOSAL AND INFRASTRUCTURE COSTS	31
	F.	PROJECT COSTS	31
	G.	ACREAGE COSTS	31
	H.	RIGHT OF FIRST REFUSAL	33
	I.	ACQUISITIONS WITHIN THE CONTRACT AREA	33
	J.	COMMITMENT TO PARTICIPATE IN WELLS	34
	K.	CONFIDENTIALITY; LIMITATIONS ON OPERATIONS	34
	L.	RIGHT OF SUBSTITUTION	35
	M.	NDL’S RIGHT TO PARTICIPATE	35

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JOA ’89 Revised	Kanes Forms™
P.O. Box 53010
Midland, TX 79710
1-800-526-3790

OPERATING AGREEMENT

THIS AGREEMENT (“Agreement”) is between New Dominion, LLC (“NDL”), designated and referred to as “Operator,” and the signatory Party or parties other than Operator, sometimes referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

The parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A,” and the parties have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as provided for in this agreement.

Operator and Non-Operator agree as follows:

ARTICLE I.

DEFINITIONS

As used in this agreement, the following words and terms shall have the following meaning:

A. The term “AFE” shall mean an Authority for Expenditure prepared by a Party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation under the terms of this agreement.

B. The term “Acreage Costs” shall mean all reasonable out-of-pocket costs incurred by NDL in connection with the development of the Contract Area, including but not limited to pooling and lease bonuses, rentals, brokerage costs, recording costs, all costs incurred in Oklahoma Corporation Commission, title research, title curatives, title opinions right of ways, easements, surface use and damages, surface locations, location expenses incurred in taking oil and gas leases in the Contract Area, and securing drilling locations.

C. The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in the operation.

D. The term “Contract Area” shall mean all of the lands, Oil and Gas Leases, and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas Purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”

E. The term “Deepen” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

F. The terms “Drilling Party” and “Consenting Party” shall mean a Party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

G. The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

H. The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

I. The term “Infrastructure” shall mean, collectively, all easements, grants of right of way, surface leases and surface lands, buildings, oil transport lines, electrical distribution lines, saltwater transport lines, saltwater disposal facilities, and telecommunication and SCADA facilities.

J. The term “Initial Well” shall mean the well required to be drilled by the parties as provided in Article VI.A.

K. The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

L. The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a Party who elects not to participate in a proposed operation.

M. The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other produced marketable substances, unless intent to limit the inclusiveness of this term is specifically stated.

N. The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

O. The terms “Oil and Gas Lease,” Lease,” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

P. The term “Plug Back” shall mean a single operation in which a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

Q. The term “Recompletion” or “Recomplete” shall mean an operation in which a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

R. The term “Rework” shall mean an operation conducted in the wellbore of a well after it is completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Rework operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

S. The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.

T. The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context clearly indicates otherwise, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.

EXHIBITS

The following Exhibits, as indicated below and attached to this agreement and are incorporated in and made a part of it:

X	A.	Exhibit “A,” shall include the following information:
		(1)	Description of lands subject to this agreement,
		(2)	Restrictions, if any, as to depths, formations, or substances,
		(3)	Parties to agreement with addresses and telephone numbers for notice purposes,
		(4)	Percentages or fractional interests of parties to this agreement,
		(5)	Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,

(6) Burdens on production.
X	B.	Exhibit “B,” Form of Lease.
X	C.	Exhibit “C,” Accounting Procedure.
X	D.	Exhibit “D,” Insurance.
	E.	Exhibit “E,” Gas Balancing Agreement.
X	F.	Exhibit “F,” Non-Discrimination and Certification of Non-Segregated Facilities.
	G.	Exhibit “G,” Tax Partnership.
	H.	Other: Operator’s Oil and Gas Lien Statement
X	I.	Memorandum of Operating Agreement
X	J.	Form of Assignment
X	K.	Confidentiality Agreement

If any provision of any Exhibit, except Exhibits “E,” “F” and “G,” is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any Party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during its term as if it were covered by the form of Oil and Gas Lease attached as Exhibit “B,” and the owner shall be deemed to own both the royalty interest in the lease and the interest of the lessee.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.” In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described in this agreement.

Regardless of which Party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each Party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of twenty one percent (21%) and shall indemnify, defend, and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any Party has contributed any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, the Party so burdened shall assume and alone bear all the excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to the excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each Party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which the Party has contributed to this agreement, and shall indemnify, defend, and hold the other parties free from any liability therefor.

No Party shall ever be responsible, on a price basis higher than the price received by the Party, to any other Party’s lessor or royalty owner, and if the other Party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the Party contributing the affected Lease shall bear the additional royalty burden attributable to the higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered by this agreement, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties’ undivided interests in those Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests:

If any Party has contributed a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any Party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest, the burden shall be deemed a “Subsequently Created Interest.” Further, if any Party has contributed a Lease or Interest burdened with an overriding royalty, production payment, net profits interest, or other burden payable out of production created prior to the date of this agreement, and the burden is not shown on Exhibit “A,” the burden shall also be deemed a Subsequently Created Interest to the extent the burden causes the burdens on the Party’s Lease or Interest to exceed the amount stipulated in Article III.B. above.

The Party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay, and discharge the Subsequently Created Interest and shall indemnify, defend, and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable under this agreement, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other Party, or parties, all or a portion of its working interest and/or the production attributable to that interest, the other Party, or parties, shall receive the assignment and/or production free and clear of the Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other Party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each Party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as those interests appear in Exhibit “A.” Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each Party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by the Party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations under this agreement. This shall not prevent any Party from appearing on its own behalf at any hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement shall be direct charges to the joint account and shall not be covered by the administrative overhead charges provided in Exhibit “C.” Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as provided above, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in the well.

B. Loss or Failure of Title:

1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit “A,” the Party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to that Party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a) The Party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to the Party) shall alone bear the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties to this agreement by reason of the title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit “A” shall be revised on an acreage basis, as of the time it is finally determined that title failure has occurred, so that the interest of the Party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

(c) If the proportionate interest of the other parties to this agreement in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the Party who bore the costs incurred in connection with the well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in the interest (less costs and burdens attributable to it) until it has been reimbursed for unrecovered costs paid by it in connection with the well attributable to the failed Lease or Interest;

(d) Should any person not a Party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, the amount shall be paid to the Party or parties who bore the costs which are so refunded;

(e) Any liability to account to a person not a Party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each Party (including a predecessor to a current Party) who received production for which the accounting is required, based on the amount of the production received, and each Party shall severally indemnify, defend, and hold harmless all other parties for any liability to account;

(f) No charge shall be made to the joint account for legal expenses, fees, or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the Party contributing the Lease or Interest to this agreement elects to defend its title it shall bear all expenses in connection with that defense; and,

(g) If any Party is given credit on Exhibit “A” to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production from the well or wells, the Party’s absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to the remaining Contract Area unless that absence of interest is reflected on Exhibit “A.”

2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or Interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the Party who failed to make the payment. Unless the Party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit “A” shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the Party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the Party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of the Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of the Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of the Lease or Interest termination is credited to other parties, the proceeds of that portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit “A”; and,

(c) Any monies, up to the amount of unrecovered costs, which may be paid by any Party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a Party to this agreement.

3. Other Losses: All losses of Leases or Interests committed to this agreement, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.” This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or interest acquired by any Party (other than the Party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the Party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to the acquisition.

ARTICLE V.

OPERATOR

A. Designation and Responsibilities of Operator:

New Dominion, LLC (“NDL”) shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. The Parties acknowledge that NDL is not a working interest owner in the Contract Area. In its performance of services under this agreement for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third Party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice to Non-Operators. If Operator terminates its legal existence, Operator or its affiliates, or Operator is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may otherwise be removed only for good cause by the affirmative vote of Non-Operators owning a seventy-five percent (75%) interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator; the vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice, or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes of this paragraph, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., the resignation or removal shall not become effective until 7:00 a.m. on the first day of the calendar month following the expiration of one hundred (180) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after the effective date of resignation or removal, shall be bound by the terms of this agreement as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation of removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time the successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the Party or parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent those records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.” In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third Party acceptable to Operator, Non-Operator, and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges shall not exceed the prevailing rates in the area and the rate of the charges shall be agreed on by the parties in writing before drilling operations are commenced, and the work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as otherwise specifically provided in this agreement, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties with their respective proportionate shares on the expense basis provided in Exhibit “C.” Operator shall keep an accurate record of the joint account under this agreement, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account, and shall keep the Contract Area free from liens and encumbrances except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations under this agreement, or as a result of the sale of production from the Contract Area, and the funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as specifically provided for in this agreement. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided in this agreement, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted on or production from the Contract Area, including Operator’s related books and records. These access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of the interpretive data was charged to the joint account. Operator will furnish to each Non-Operator, on request, copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator’s records relating to amounts expended and the appropriateness of the expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”

6. Filing and Furnishing Governmental Reports: Operator will file, and on written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations that are the subject of this agreement. Each Non-Operator shall provide to Operator on a timely basis all information necessary for Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled under the terms of this agreement, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send Non-Operators the reports, test results, and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted.

8. Cost Estimates: On request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted under this agreement, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under those compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.” Operator shall also carry or provide insurance for the benefits of the joint account of the parties as outlined in Exhibit “D” to this agreement. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for insurance for Operator’s automotive equipment.

ARTICLE VI.

DRILLING AND DEVELOPMENT

A. Initial Well:

The initial well under this agreement has already been drilled, and this agreement shall apply to all other operations within the Luther Prospect. The drilling of the Initial Well and the participation in it by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations, and Article XI as to occurrence of force majeure.

B. Subsequent Operations:

1. Proposed Operations: If any Party should desire to drill any well on the Contract Area other than the Initial Well, or if any Party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which the Party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the Party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in the objective Zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone, and the estimated cost of the operation. The parties to whom a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the Party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday, and legal holidays. Failure of a Party to whom a notice is delivered to reply within the specified period shall constitute an election by that Party not to participate in the cost of the proposed operation. Any proposal by a Party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom notice is delivered elect to participate in the proposed operation, the parties shall be contractually committed to participate, provided the operations are commenced within the time period provided below, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and then complete it with due diligence at the risk and expense of the parties participating in it; provided, however, the commencement date may be extended on written notice by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, the additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way), or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension as specifically permitted, or in the force majeure provisions of Article XI) and if any Party still desires to conduct the operation, written notice proposing it must be resubmitted to the other parties in accordance with the provisions of this agreement, as if no prior proposal has been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less than All Parties:

(a) Determination of Participation. If any Party to whom a notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the Party or parties giving the notice and the other parties electing to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by the proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform the work. The rights and duties granted to and imposed on the Operator under this agreement are granted to and imposed on the Party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing Party, immediately after the expiration of the applicable notice period, shall advise all parties of the total interest of the parties approving the operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of the notice, shall advise the proposing Party of its desire to (i) limit participation to the Party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing the Party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in (ii) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the Party proposing the operation if the Party does not withdraw its proposal. Failure to advise the proposing Party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays). The proposing Party, at its election, may withdraw the proposal if there is less than 100% participation and shall notify all parties of the decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing Party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the Party serving as Operator shall commence the operation within the period provided in Article VI.B.1., subject to the same extension right as provided in that Article.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting the operations shall be borne by the Consenting Parties in the proportions they have elected to bear them under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in the operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted, or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. On commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening, or Plugging Back of any well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of the Non-Consenting Party’s interest in the well and share of production from it, or, in the case of a Reworking, Sidetracking, Deepening, Recompleting, or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of the Non-Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. This relinquishment shall be effective until the proceeds of the sale of the share, calculated at the well, or market value of it, if the share is not sold (after deducting applicable ad valorem, production, severance and excise taxes, royalty, overriding royalty, and other interests not excepted by Article III.C., payable out of or measured by the production from the well accruing with respect to the interest until it reverts), shall equal the total of the following:

(i) 500% of each of the Non-Consenting Parties’ share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment, and piping), plus 100% of each of the Non-Consenting Parties’ share of the cost of operating the well commencing with first production and continuing until each Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of the costs and equipment will be that interest which would have been chargeable to the Non-Consenting Party had it participated in the well from the beginning of the operations; and,

(ii) 500% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to the Non-Consenting Party if it had participated.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice of that to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any Non-Consenting Party does not elect to participate in the first Completion proposed for the well, the relinquishment provisions of this Article VI.B.2.(b) shall apply to the Party’s interest.

(c) Reworking, Recompleting, or Plugging Back. An election not to participate in the drilling, Sidetracking, or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in a well, or portion of it, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in a well, or portion of it, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Any Reworking, Recompleting, or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of the well and there shall be added to the sums to be recouped by the Consenting Parties 300% of that portion of the costs of the Reworking, Recompleting, or Plugging Back operation which would have been chargeable to Non-Consenting Party had it participated. If a Reworking, Recompleting, or Plugging Back operation is proposed during a recoupment period, the provisions of this Article VI.B. shall be applicable as between the Consenting Parties in the well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds from it, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting, or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing, and other equipment in the well, but the ownership of all the equipment shall remain unchanged; and on abandonment of a well after the Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all the equipment to the owners of it, with each Party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the Party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating Party, in lieu of an itemized statement of the costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the Party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any operation which would have been owned by a Non-Consenting Party had it participated shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of the Non-Consenting Party shall revert to it as provided above; and, if there is a credit balance, it shall be paid to the Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of the Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which the recoupment occurs, and, from and after the reversion, the Non-Consenting Party shall own the same interest in the well, the material and equipment in or pertaining to it, and the production from it as the Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting, or Plugging Back of the well. After that time, the Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of the well in accordance with the terms of this agreement and Exhibit “C.”

3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth, and all tests have been completed and the results furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a Party’s notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2.(a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, the stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during extended response period; Operator may require the Party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one Party elects to take additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

4. Deepening: If less than all the parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”). The well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, the Party shall give notice, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Then, Articles VI.B.1. and 2. shall apply and all parties receiving the notice shall have the right to participate or not participate in the Deepening of the well pursuant to Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to those provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, the Non-Consenting Party shall pay or make reimbursement (as the case may be) of the following costs and expenses:

(a) If the proposal to Deepen is made prior to the Completion of a well as a well capable of producing in paying quantities, the Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of the well from the surface to the Initial Objective which Non-Consenting Party would have paid had the Non-Consenting Party agreed to participate, plus the Non-Consenting Party’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, the Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping the well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties’ proportionate part (based on the percentage of the well Non-Consenting Party would have owned had it previously participated in the Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with the well shall be determined in accordance with Exhibit “C.” If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time the Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening.

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of the well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5. Sidetracking: Any Party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, on electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of the Party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. The Party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any Party desires to propose the conduct of an operation that conflicts with a proposal that has been made a Party under this Article VI, the Party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which the operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation the Party’s alternative proposal, that alternate proposal to contain the same information required to be included in the initial proposal. Each Party receiving these proposals shall elect by delivering a notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday, and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any Party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of the result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays, if a drilling rig is on location). Each Party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of the notice to elect by delivery of notice to Operator to participate in the operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2., failure by a Party to deliver a notice within the period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless the well conforms to the then-existing well spacing pattern for such Zone.

8. Paying Wells. No Party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of the operation.

C. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened, or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☒ Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing, and equipping of the well, including necessary tankage and/or surface facilities.

☐ Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking, and testing of the well. When the well has reached its authorized depth, and all logs, cores, and other tests have been completed, and the results furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator’s AFE for Completion costs if not previously provided. The parties receiving the notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) in which to elect, by delivery of notice to Operator, to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any completion proposal, or any Completion proposal conflicting with Operator’s proposal, to the other parties entitled to participate in the Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of the well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any Party receiving a notice to reply within the specified period shall constitute an election by that Party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provisions of Article VI.B.2. (the phrase “Reworking, Sidetracking, Deepening, Recompleting or Plugging Back” as contained in Article VI.B.2. shall be deemed to include “Completing”) shall apply to the operations then conducted by less than all parties; provided, however, that Article VI.B.2 shall apply separately to each separate Completion or Recompletion attempt undertaken, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a Party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletions have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting Party to participate in a subsequent Completion or Recompletion attempt shall require the Party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as the materials and equipment benefit the Zone in which the Party participates in a Completion attempt.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted, or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting, or Plugging Back of a well shall include all necessary expenditures in conducting the operations and Completing and equipping of the well, including necessary tankage and/or surface facilities.

D. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Two Hundred Fifty Thousand Dollars ($250,000) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting, or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood, or other sudden emergency, whether of the same or different nature, Operator may take the steps and incur the expenses as in its opinion are required to deal with the emergency to safeguard life and property, but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Two Hundred Fifty Thousand Dollars ($250,000). Any Party who has not relinquishes its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively by those Articles). Operator shall deliver the proposal to all parties entitled to participate. If within thirty (30) days of the proposal, Operator secures the written consent of any Party or parties owning at least 51% of the interests of the parties entitled to participate in the operation, each Party having the right to participate in the project shall be bound by the terms of the proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to the project pursuant to the terms of the proposal.

E. Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any Party, or should any Party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of notice of the proposal to plug and abandon the well, the Party shall be deemed to have consented to the proposed abandonment. All wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of the parties who participated in the cost of drilling or Deepening such well. Any Party who objects to plugging and abandoning a well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of a Party to provide proof reasonably satisfactory to Operator of its financial capability to conduct the operations or to take over the well within that period or to then conduct operations on the well or plug and abandon the well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The Party taking over the well shall indemnify Operator (if Operator is an abandoning Party) and the other abandoning parties against liability for further operations conducted on the well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted for which the Consenting Parties have not been fully reimbursed as provided for in this agreement, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to the abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of all the parties to this agreement. Failure of a Party to reply within sixty (60) days of delivery of notice of a proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of a well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning Party) and the other abandoning parties against liability for any further operations on the well conducted by the parties. Failure of a Party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct operations or to take over the well within the required period or then to conduct operations on the well shall entitle Operator to retain or take possession of the well and plug and abandon the well.

Parties taking over a well, as provided above, shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning Party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as the Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning Party is or includes an Oil and Gas Interest, the Party shall execute and deliver to the non-abandoning Party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered, the lease to be on the form attached as Exhibit “B.” The assignments or leases as limited shall encompass the Drilling Unit on which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based on the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

After that time, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. On request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. On proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations subject to the provisions of this agreement.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from those Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration costs for the well as provided in Article VI.B.2.(b).

F. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion, or plugging of a well, including but not limited to the Initial Well, the operation shall not be terminated without consent of parties bearing 51% of the costs of the operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of the condition in the manner provided in Article VI.B.1., and the provisions of Article VI.B. or VI.E. shall then apply to the operation, as appropriate.

G. Taking Production in Kind:

☐ Option No. 1: Gas Balancing agreement Attached

Each Party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any Party of its proportionate share of the production shall be borne by that Party. Any Party taking its share of production in kind shall be required to pay for only its proportionate share of the part of Operator’s surface facilities which it uses.

Each Party shall execute division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser for its share of all production.

If any Party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the Party owning it, but not the obligation, to purchase the Oil or sell it to others at any time and from time to time, for the account of the non-taking Party. Any purchase or sale by Operator may be terminated by Operator on at least ten (10) days written notice to the owner of the production and shall be subject always to the right of the owner of the production, on at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other Party’s share of Oil shall be only for the reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking Party’s share of Oil under the terms of any existing contract of Operator shall not give the non-taking Party any interest in or make the non-taking Party a Party to the contract. No purchase shall be made by Operator without first giving the non-taking Party at least ten (10) days written notice of the intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in marketing arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators on reasonable request.

In the event one or more parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a Party’s respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties, whether such an agreement is attached as Exhibit “E” or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

☒ Option No. 2: No Gas Balancing agreement:

Each Party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any Party of its proportionate share of the production shall be borne by that Party. Any Party taking its share of production in kind shall be required to pay for only its proportionate share of that part of Operator’s surface facilities which it uses.

Each Party shall execute division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser for its share of all production.

If any Party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the Party owning it, but not the obligation, to purchase Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking Party. Any purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of the production and shall be subject always to the right of the owner of the production on at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any revocation may be deferred at Operator’s election for a period not to exceed ninety (90) days if Operator has committed the production to a purchase contract having a term extending beyond the ten (10)-day period. Any purchase or sale by Operator of any other Party’s share of Oil and/or Gas shall be only for the reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking Party’s share of production under the terms of any existing contract of Operator shall not give the non-taking Party any interest in or make the non-taking Party a Party to that contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking Party ten (10) days written notice of the intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators on reasonable request.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each Party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no Party shall have any liability to third parties to satisfy the default of any other Party in the payment of any expense or obligation. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-ventures, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities under this agreement.

B. Liens and Security Interests:

Each Party grants to the other parties to this agreement a lien on any interest it now owns or later acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or later acquires in the personal property and fixtures on or used or obtained for use in connection with any interest, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid under this agreement, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations under this agreement. The lien and security interest granted by each Party shall include the Party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or later acquired and in lands pooled or unitized with them, or otherwise becoming subject to this agreement, the Oil and Gas when extracted and equipment situated on or used or obtained for use in connection with the Contract Area (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory, and general intangibles relating to or arising from them, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided, each Party shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any Party in conjunction with or at any time following execution of this agreement, and Operator is authorized to file this agreement or the recording supplement as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted. Any Party may file this agreement, the recording supplement, or other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each Party represents and warrants to the other parties that the lien and security interest granted by a Party to the other parties shall be a first and prior lien, and each Party agrees to maintain the priority of the lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through, or under the Party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to the interest under this agreement whether or not the obligations arise before or after the interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured Party under the Code. The bringing of a suit and the obtaining of judgment by a Party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment of the indebtedness. In addition, on default by any Party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of the defaulting Party’s share of Oil and Gas until the amount owed by the Party, plus interest as provided in Exhibit “C,” has been received, and shall have the right to offset the amount owed against the proceeds from the sale of the defaulting Party’s share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting Party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any Party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement of them by Operator, the non-defaulting parties, including Operator, shall, on request by Operator, pay the unpaid amount in the proportion that the interest of each Party bears to the interest of all parties. The amount paid by each Party paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying Party may independently pursue any remedy available under this agreement or otherwise.

If any Party does not perform all of its obligations under this agreement, and the failure to perform subjects that Party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting Party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each Party grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted by this agreement, the power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and on reasonable notice.

Each Party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each Party. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanic’s or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due under this agreement for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payments in advance of their respective shares of the estimated amount of the expense to be incurred in operations during the next succeeding month, which right may be exercised only by submission to each Party of an itemized statement of the estimated expense, together with an invoice for its share of those expenses. Each statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each Party shall pay to Operator its proportionate share of the estimate within fifteen (15) days after the estimate and invoice is received. If any Party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each Party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:

If any Party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for the payment, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any notice and election requested by a non-defaulting Non-Operator, and when Operator is the Party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting Party.

1. Suspension of Rights: Any Party may deliver to the Party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take the action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of the Notice of Default, all of the rights of the defaulting Party granted by this agreement may, on notice, be suspended until the default is cured, without prejudice to the right of the non-defaulting Party or parties to continue to enforce the obligations of the defaulting Party previously accrued or later accruing under this agreement. If Operator is the Party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting Party that may be suspended at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted during the period of the default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the Party has previously elected to participate in the operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C.” Nothing shall prevent any Party from suing any defaulting Party to collect consequential damages accruing to the Party as a result of the default.

3. Deemed Non-Consent: The non-defaulting Party may deliver a written Notice of Non-Consent Election to the defaulting Party at any time after the expiration of the thirty (30) day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting Party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting

Party with respect to the operation under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by the Party, notwithstanding any election to participate previously made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of the Notice of Non-Consent Election to the defaulting Party, the Party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C”; provided, however, the payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of that interest shall be required to contribute their shares of the defaulted amount on their election to participate in that ownership.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting Party, may then require advance payment from the defaulting Party of the defaulting Party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not the expense was the subject of the previous default. This right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting Party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in this Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing Party.

5. Costs and Attorneys’ Fees: In the event any Party is required to bring legal proceedings to enforce any financial obligation of a Party to this agreement, the prevailing Party in the action shall be entitled to recover all court costs, costs of collection, and reasonable attorney’s fees, which the lien provided for in this agreement shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the Party or parties who subjected the lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, the parties may designate one of the parties to make the payments for and on behalf of all the parties. Any Party may request, and shall be entitled to receive, proper evidence of all the payments. In the event of failure to make proper payment of any rental, shut-in well payment, or minimum royalty through mistake or oversight where the payment is required to continue the lease in force, any loss which results from the non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking that action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to notify Non-Operators, the loss of any lease contributed by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date of this agreement, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for those taxes, and it shall pay all the taxes assessed on the property before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by the Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the resulting reduction in ad valorem taxes shall inure to the benefit of the owner or owners of the lease, and Operator shall adjust the charge to the owner or owners so as to reflect the benefit of that reduction. If the ad valorem taxes are based in whole or in part on separate valuations of each Party’s working interest, then notwithstanding anything to the contrary in this agreement, charges to the joint account shall be made and paid by the parties in accordance with the tax value generated by each Party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all the taxes and any interest and penalty. When any protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

Each Party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed on or with respect to the production or handling of the Party’s share of Oil and Gas Produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent to the surrender.

However, should any Party desire to surrender its interest in any lease or in any portion of a lease, the Party shall give written notice of the proposed surrender to all parties, and the parties to whom the notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the Party proposing the surrender whether they elect to consent to the surrender. Failure of a Party to whom a notice is delivered to reply within the thirty (30) day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent to the surrender, the Party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in the Lease, or portion of it, and any well, material, and equipment which may be located on it and any rights in production later secured, to the parties not consenting to the surrender. If the interest of the assigning Party is or includes an Oil and Gas Interest, the assigning Party shall execute and deliver to the Party or parties not consenting to the surrender an oil and gas lease covering the Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered by it, the lease to be on the form attached as Exhibit “B.” On the assignment or lease, the assigning Party shall be relieved from all obligations later accruing, but not previously accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning Party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The Party assignee or lessee shall pay to the Party assignor or lessor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If the value is less then the costs, then the Party assignor or lessor shall pay to the Party assignee or lessee the amount of the deficit. If the assignment or lease is in favor of more than one Party, the interest shall be shared by those parties in the proportions that the interest of each bears to the total interest of all those parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect those variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s, or surrendering Party’s interest as it was immediately before the assignment, lease, or surrender in the balance of the Contract Area; and the acreage assigned, leased, or surrendered, and subsequent operations on them, shall not later be subject to the terms and provisions of this agreement, but shall be deemed subject to an Operating Agreement in the form of this agreement.

B. Renewal or Extension of Leases:

If any Party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly on the acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly on expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of the notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as the Lease affects lands within the Contract Area, by paying to the Party who acquired it their proportionate shares of the acquisition cost allocated to that part of the Lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area. Each Party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest in that lease by the acquiring Party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate in the purchase, in a ratio based on the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect those depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest in it. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of the acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any Party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, the contribution shall be paid to the Party who conducted the drilling or other operation and shall be applied by it against the cost of the drilling or other operation. If the contribution be in the form of acreage, the Party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions the Drilling Parties shared the cost of drilling the well; that acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each Party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.

If any Party contracts for any consideration relating to disposition of the Party’s share of produced substances, the consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment:

Every sale, encumbrance, transfer, or other disposition made by any Party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a Party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any sale, encumbrance, transfer, or other disposition for any purpose of this agreement until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence of the transfer in writing from the transferor or transferee. No assignment or other disposition of interest by a Party shall relieve a Party of obligations previously incurred by that Party with respect to the interest transferred, including without limitation the obligation of a Party to pay all costs attributable to an operation conducted in which the Party has agreed to participate prior to making the assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any obligations.

If, at any time the interest of any Party is divided among and owned by four or more co-owners, Operator, at its discretion, may require the co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay the Party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of the Party’s interest within the scope of the operations embraced in this agreement; however, all the co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds of the Oil and Gas produced.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered by this agreement is located, each Party owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations under it are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each affected Party elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated under it. Operator is authorized and directed to execute on behalf of each affected Party evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761. Should there by any requirement that each affected Party gives further evidence of this election, each Party shall execute the documents and furnish the other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notices or take any other action inconsistent with this election. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each affected Party shall make that election as may be permitted or required by those laws. In making the foregoing election, each Party states that the income derived by the Party from operations under this agreement can be adequately determined without the computation of partnership taxable income.

ARTICLE X.

CLAIMS AND LAWSUITS

Operator may settle any single uninsured third Party damage claim or suit arising from operations under this agreement if the expenditure does not exceed Two Hundred Fifty Thousand Dollars ($250,000) and if the payment is in complete settlement of the claim or suit. If the amount required for settlement exceeds the above amount, the parties shall assume and take over the further handling of the claim or suit, unless that authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging a claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any Party or if any Party is sued on account of any matter arising from operations under this agreement over which the individual has no control because of the rights given Operator by this agreement, the Party shall immediately notify all other parties, and the claim or suite shall be treated as any other claim or suit involving operations under this agreement.

ARTICLE XI.

FORCE MAJEURE

If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that Party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; then, the obligations of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, or other act of nature, explosion, governmental action, governmental delay, restraint, or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; how any of these difficulties shall be handled shall be entirely within the discretion of the Party concerned.

ARTICLE XII.

NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, facsimile, postage or charges prepaid, and addressed to the parties at the addresses listed on Exhibit “A.” All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision of this agreement shall be deemed delivered only when received by the Party to whom the notice is directed, and the time for the Party to deliver any notice in response shall run from the date the originating notice is received. “Receipt” for purposes of this agreement with respect to written notice delivered shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this agreement, or to the facsimile machine of the Party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier service, or on transmittal by facsimile, or when personally delivered to the Party to be notified, provided, that when response is required within 24 or 48 hours, the response shall be given orally or by telephone or facsimile within that period. Each Party shall have the right to change its address at any time, and from time to time, by giving written notice to all other parties. If a Party is not available to receive notice orally or by telephone when a Party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other specified method and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject for the period of time selected below; provided, however, no Party shall ever be construed as having any right, title, or interest in or to any Lease or Oil and Gas Interest contributed by any other Party beyond the term of this agreement.

☒ Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

☐ Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any well is capable of production, and for an additional period of                      days after that time; provided, however, if, prior to the expiration of this additional period, one or more of the parties are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells, this agreement shall continue in force until the operations have been completed and if production results, this agreement shall continue in force as provided in this provision. In the event the well described in Article VI.A., or any subsequent well drilled, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back, or Reworking operations are commenced within                      days from the date of abandonment of the well. “Abandonment” for these purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well, or (ii) the lapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any Party from any expense, liability, or other obligation or any remedy which has accrued or attached prior to the date of the termination.

On termination of this agreement and the satisfaction of all obligations under it, in the event a memorandum of this Operating agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each Party agrees to execute a notice of termination as to Operator’s interest, on request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.

COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations, and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of that state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B. Governing Law:

This agreement and all matters pertaining to it, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of Oklahoma shall govern.

C. Regulatory Agencies:

Nothing contained in this agreement shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations, or orders promulgated under those laws in reference to oil, gas, and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations under this agreement, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims, and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations, or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent the interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for the Non-Operator’s share of production or any refund, fine, levy, or other governmental sanction that Operator may be required to pay as a result of an incorrect interpretation or application, together with interest and penalties owing by Operator as a result of the incorrect interpretation or application.

ARTICLE XV.

MISCELLANEOUS

A. Execution:

This agreement shall be binding on each Non-Operator when this agreement or a counterpart of it has been executed by the Non-Operator and Operator notwithstanding that this agreement is not then or later executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement, given at any time prior to the actual spud date of the Initial Well, but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of a termination by Operator, all further obligations of the parties shall cease as of that termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs under this agreement, all sums so advanced shall be returned to the Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution of this agreement by all persons listed on Exhibit “A” as having a current working interest in the well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to the person under this agreement if the person had executed the same and Operator shall receive all revenues which would have been received by the person under this agreement if that person had executed the same.

B. Successors and Assigns:

This agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, devisees, legal representatives, successors and assigns, and the terms of this agreement shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any Party to this agreement to comply with all of its financial obligations provided in it shall be a material default.

ARTICLE XVI.

OTHER PROVISIONS

The provisions of this Article XVI shall control over all other provisions of this agreement, in the event the provisions are inconsistent.

A. Covenant Running with the Land:

Subject to other provisions contained herein, this agreement shall constitute a covenant running with the lands within the Contract Area. All terms, covenants, conditions, obligations and provisions of this agreement shall be binding upon the heirs, successors and assigns of the parties hereto in and to the Contract Area.

B. Disbursement of Royalties:

If a purchaser of any oil, gas or other hydrocarbons produced from the Contract Area declines to make disbursements of all royalties, overriding royalties, working interests and other payments out of or with respect to production revenues which are payable on the Contract Area, Operator may, at its option, from time to time, make disbursements on behalf of any Non-Operator who requests in writing that Operator do so. Each Non-Operator for whom such disbursement is made shall furnish Operator with the following:

1. Such documents as may be necessary in the opinion of Operator to enable Operator to receive all payments for oil, gas or other hydrocarbons directly from the purchaser thereof.

2. An initial list of names, addresses and interests (to a seven-place decimal) on a tract, unit, purchase contract or other such basis as, in the opinion of Operator, is necessary for efficient administration, for all royalty, overriding royalty and other interest owners who are entitled to proceeds from the sale of production attributable to such Non-Operator’s interest. Also, any changes to the initial list shall be furnished promptly to Operator in writing.

Operator will use its best efforts to make disbursements correctly, but will be liable for incorrect disbursement only in the event of gross negligence or willful misconduct. Any Non-Operator for whom such disbursements are made hereby agrees to indemnify and hold harmless Operator for any loss, including court costs and attorneys’ fees which may be incurred as a result of Operator’s making such disbursements in the manner prescribed by Non-Operator.

C. Article VIII.B, Extension of Leases:

Notwithstanding anything to the contrary contained herein, each Party committing a lease or leases to this agreement shall have the option upon the expiration of each lease to renew or extend such lease and bear the renewal or extension costs and expenses and thereby retain its original interest and title in said lease. By exercising such option, the parties’ working interests shall remain unchanged. If the original lease owner does not exercise its option within sixty (60) days after the expiration date of the original lease, the renewal or extension lease will then be subject to the terms of this article as written above. If any working interest owner other than the original lease owner renews or extends the lease, the renewing or extending Party shall furnish the original lease owner an itemized statement of the complete renewal or extension costs and expenses of such lease. The original lease owner shall have sixty (60) days after the receipt of such itemized statement to reimburse the renewing or extending Party in full. Failure of the original lease owner to do so shall result in the forfeiture of its option hereunder. The provisions hereof shall apply to leases or portions of leases located in the Contract Area.

D. This agreement is limited to Operations in the Contract Area in the Misener-Hunton formation only unless specifically extended to other formations by written agreement of the Parties.

E. Saltwater Disposal and Infrastructure Costs:

1. Saltwater Disposal Costs: Each Party shall prepay to NDL, its Proportionate Share of the turnkey saltwater disposal costs attributable to each New Well for the purpose of acquiring saltwater disposal rights relative to the operation of each New Well in the amount of Four Hundred Thousand dollars ($400,000.00). This payment is a one-time fee for each New Well that, upon payment, entitles each Party to access to NDL’s saltwater disposal system for the life of the New Well. NDL reserves the right to increase this amount in increments of Fifty Thousand Dollars ($50,000.00) per well per year in the event of increased costs of drilling equipment and services on saltwater disposal wells. In the event saltwater disposal costs are increased, NDL will provide an accounting reflecting the reasons for the increase of saltwater disposal costs upon written request of a Party. Each Party shall be responsible for their Proportionate Share of operational costs, upkeep, repair, replacement, maintenance and chemical treatment of disposal wells. Each Party acknowledges that it will not acquire ownership of saltwater disposal wells, pipelines, \or equipment relating to saltwater disposal or any byproducts of saltwater as a result of the payment of saltwater disposal fees, which shall remain solely owned by NDL. All amounts due by each party Pursuant to this Section XVI.E.1 shall be incorporated in the AFE for the applicable New Well and paid in accordance with the terms of the Operating Agreement.

2. Infrastructure Costs: In addition to the saltwater disposal costs set forth in Article XVI.E.1, Parties also shall pay their Proportionate Share of NDL’s actual infrastructure costs and well-related costs, including but not limited to the purchase and installation of pumps, drives, tanks, tubing, casing, pipeline networks, telecommunication networks including but not limited to SCADA systems, cables, and surface and electrical equipment deemed necessary by NDL to make hydrocarbons economic and marketable plus fifteen percent (15%).

F. Project Costs:

From time to time, it may be necessary for NDL to incur infrastructure costs and well-related costs, including but not limited to the purchase and installation of pumps, drives, tanks, tubing, casing, pipeline networks, telecommunication networks including but not limited to SCADA systems, cables, and other surface and electrical equipment deemed necessary by NDL in advance of drilling a New Well, for installation on such New Well, for installation on the Existing Wells, or for installation on saltwater disposal infrastructure and/or saltwater disposal wells, which are the subject of Section XVI.E.1. Parties acknowledge that they will not acquire ownership of any equipment, infrastructure or well-related items purchased unless it is assigned by NDL to an Existing Well or New Well and such equipment, infrastructure or well-related items will remain the property of NDL unless and until it is assigned by NDL to an Existing Well or New Well. If a Party has paid for a portion of any equipment, infrastructure, and/or well-related items, which (a) are not used in connection with and promptly assigned to an Existing Well or a New Well, (b) are assigned to a New Well in which such Party elects not to participate, or (c) are assigned to any other project, NDL shall promptly refund to such Party all amounts previously paid by such Party for such equipment, infrastructure, and/or well-related items.

G. Acreage Costs:

1. Payment of Acreage Costs: Each Party shall pay NDL its proportionate share for Acreage Costs in connection with the development of the individual Project Areas. NDL will bill Parties for all Acreage Costs incurred plus 15 percent (15%). When a New Well is proposed, the Party will pay such invoices in accordance with the terms of this Agreement, All amounts prepaid pursuant to Article XVI,G,2 below and applied to the individual New Well shall be credited to each participants proportionate share of the Acreage Costs for the New Well.

2. Cash Calls for Acreage: NDL may pre-bill Parties for Acreage Costs expected to be incurred in the Contract Area on a biannual basis. NDL will submit a budget to the Parties with such prebilling, and the prebilling shall be paid by the Parties within ten (10) days of receiving the invoice. The initial budget shall be $1,000,000 per Party plus an amount that will cover NDL’s costs for acreage previously assigned to New Source Energy Corporation in PUD units within the Contract Area, and additional budgets shall not exceed $1,000,000 per Party, it being the intent of the Parties that at no time shall the amount prepaid for leasing exceed $1,000,000 per Party except with regard to the initial budget.

3. Budgets: NDL will, on a semiannual basis beginning January 1, 2012, submit a budget of these expected Acreage Costs.

4. Reports: NDL will, on a quarterly basis, provide Parties with reports regarding the leasing, spacing and pooling efforts that have occurred in the preceding quarter. These reports will reflect the number of acres acquired and where, the brokerage and bonus cost, and the results of spacing and pooling applications. NDL will, upon request by a Party and at Party’s cost, provide to Party copies of all leases taken. In addition, an increase of the proposed budget that exceeds thirty percent (30%) of the proposed budget shall require a majority vote of the Parties. In addition to the proposed budget, NDL will, on the same biannual basis, submit a plan detailing where leasing will be targeted by unit, and the spacing and pooling applications to be filed in the Oklahoma Corporation Commission. Notwithstanding the foregoing, in the event of increased competition for leasing, NDL reserves the right to meet or exceed the lease terms offered by competitors, regardless of budgeted amounts, in an attempt to secure leasehold. NDL will notify Parties in writing in the event of such an increase of lease terms.

5. Leases and Assignments: Leases will be taken in NDL’s name. As soon as practicable, but no later than six (6) months after the date of the first production of each New Well, NDL will provide Parties taking part in such New Well with an Assignment of their proportionate share of the well leasehold and rights under forced pooling and the appurtenances thereto in the form of the Assignment as shown in Exhibit “J,” which is attached hereto and made apart hereof this agreement.

6. Provisions of Assignments: Each Assignment of undeveloped leases and rights under forced pooling orders made pursuant to this agreement shall incorporate the following provisions:

a. NDL, or its assignees, will be assigned an overriding royalty interest in each drilling and spacing unit equal to the difference between twenty-one percent (21%) and the royalty and/or overriding royalty interests that burden such drilling and spacing unit on the date of NDL’s acquisition of same, such that each Participant participating in a new well in such drilling and spacing unit will receive a seventy-nine percent (79%) net revenue interest in each drilling and spacing Unit, proportionately reduced as to the interest assigned to such Participant. In the acquirement of an Undeveloped Lease that is burdened by royalty and/or overriding royalty interests of twenty-one percent (21%) or more on the date of such acquisition, NDL shall not be entitled to receive an overriding royalty interest, and each Participant participating in a new well in such drilling and spacing unit must agree to accept each such Undeveloped Lease and bear its Proportionate Share of the then existing royalty and/or overriding royalty burdens and under the terms and conditions upon which NDL acquired the same.

b. If NDL acquires any Undeveloped Lease subject to a back-in reversionary interest in favor of any non-affiliate third Party, said Undeveloped Lease shall be subject to NDL’s overriding royalty interest to the extent applicable as described above, but NDL’s overriding royalty interest will not apply to the back-in reversionary interest. Each Participant receiving an assignment of such Undeveloped Lease shall also bear its Proportionate Share of any back-in reversionary interest in such Undeveloped Lease.

c. If NDL owns less than 100% or is unable to acquire 100%, of any drilling and spacing unit, then the working interest assigned by NDL to each Participant participating in a new well in such drilling and spacing unit shall be proportionately reduced. If NDL is unable to acquire all depths and formations attributable to each drilling and spacing unit subject to this Participation Agreement, then the interest of each Participant participating in a New Well in such drilling and spacing unit shall be limited to only those depths and formations so acquired by NDL.

d. All assignments shall include a unit description and pooling order, as applicable, and will be made without warranty of title, express or implied, other than a special warranty of title delivering title free and clear of all liens, claims, mortgages and other encumbrances by, through and under the assignor and its affiliates but not otherwise.

H. Right of First Refusal:

In the event a Party desires to sell all or part of its interest in the Contract Area (the “selling Party”) and receives an offer for its interest from a third Party, the selling Party shall give the other party and NDL written notice of the offer, designating the amount of the offer, the interest to be sold and identifying the third Party. The other Party and NDL will then have the right, but not the obligation, within thirty (30) days from receipt of written notice, to purchase the selling Party’s interest at the price offered by the third Party. In the event the other Party and/or NDL does not elect to purchase the selling Party’s interest within the time period, the selling Party may then sell its interest to the third Party. The foregoing provisions of this Section will not apply to any transfer by the Parties of all or part of its interest to any wholly owned affiliate or trust. Any assignee must expressly agree in writing to be bound by the terms of this agreement.

I. Acquisitions within the Contract Area:

In the event NDL proposes to acquire any existing producing wells and associated leasehold or other interests (e.g. pooled interests) from third parties within the Contract Area (“Purchased Producing Well(s)”), NDL shall provide the Parties with notice of the acquisition of the Purchased Producing Well(s), which notice shall include NDL’s total actual cost for the Purchased Producing Well(s), a detailed description of the Purchased Producing Well(s), a copy of the acquisition documents and such other information in NDL’s possession that would reasonably assist a Party in deciding whether to acquire a portion of the Purchased Producing Well(s). Each Party shall have the right, but not the obligation, to acquire its Percentage Interest of the Purchased Producing Well(s) acquired by NDL for an amount equal to NDL’s actual cost for the Purchased Producing Well(s) multiplied by such Party’s Percentage Interest as set forth on Exhibit “A” plus fifteen percent (15%) of NDL’s actual cost. Each Party shall have (i) fifteen (15) days following receipt of NDL’s notice to elect to acquire its Percentage Interest in the Purchased Producing Well(s) if the total actual cost of the Purchased Producing Well(s) is equal to or less than Five hundred thousand dollars ($500,000), or (ii) thirty (30) days following receipt of NDL’s notice to elect to acquire its Percentage Interest in the Purchased Producing Well(s) if the total actual cost of the Purchased Producing Well(s) is more than Five hundred thousand dollars ($500,000). In the event a Party elects not to acquire its Percentage Interest in a Purchased Producing Well(s) within the Contract Area, then the Party shall not be allowed to participate in, nor shall it bear any costs relating to any New Well drilled within the leasehold and/or units acquired with the Purchased Producing Well(s). The Party who declines to participate in the purchase of such Purchased Producing Well(s) shall also forfeit its right to participate in the next nine (9) New Wells proposed to be drilled in drilling and spacing units adjacent to the Purchased Producing Well(s). This forfeiture shall not apply to any adjacent drilling and spacing unit in which the Party has already participated or elected to participate in a New Well.

J. Commitment to Participate in Wells:

In the event a Party elects not to participate in any New Well drilled in the Contract Area, the Party will forfeit its right to participate in the next nine (9) New Wells proposed to be drilled in drilling and spacing units adjacent to the New Well. This forfeiture shall not apply to any adjacent drilling and spacing unit in which the Party has already participated or elected to participate in a New Well.

1. Unless a Party delivers written notice to NDL within ten (10) days of receipt of a New Well Notice that the Party has elected not to participate in the New Well, the Party will be deemed to have elected to participate in the New Well. The Party’s election to participate in the drilling of any increased density well within the original drilling and spacing unit of a Well, or any reworking, deepening, recompleting or plugging back of any Well (including any increased density well) will be considered a subsequent operation under this Joint Operating Agreement and controlled by the terms of this Joint Operating Agreement.

2. The Parties acknowledge this agreement is for the development of the Misener-Hunton formation only.

K. Confidentiality; Limitations on Operations:

All non-public information furnished to the Parties hereunder by NDL is confidential and proprietary in nature and, except as set forth below, the Parties hereby agree to keep all such information, including, but not limited to all data, contracts, reports, costs, legal descriptions, well names, project names and all other descriptive materials, confidential. The Parties shall not release any such confidential and proprietary information provided by NDL to any third Party unless: (i) that third Party signs the Confidentiality Agreement attached hereto as Exhibit “K” which the Party shall keep on file and produce to NDL on request; (ii) such data or information becomes available to the public other than as a result of the disclosure by the Parties or their agents or employees in violation of the terms hereof; or (iii) such data or information is independently developed by the Parties; provided, however, each Party may disclose such information to its affiliates, and its and their officers, employees, consultants, agents, and parties performing due diligence for the Parties (upon execution of an appropriate Confidentiality Agreement as attached hereto in the form of Exhibit “K”) in conjunction with such Party’s exercise of its rights and obligations hereunder, and as otherwise required by law or stock exchange.

1. The Parties further acknowledge that certain information provided by NDL hereunder, including, but not limited to certain geologic maps, log and data interpretations, reserve reports, mechanical well and infrastructure configurations, and drilling schedules, is highly confidential and proprietary trade secrets of NDL. NDL will designate its trade secrets with the notice “TRADE SECRET OF NEW DOMINION, LLC”. No trade secrets of NDL shall be released by any Party to any third Party without the prior written consent of NDL, provided, however, each Party may disclose such information to its affiliates and their officers, employees, consultants, agents, and parties performing due diligence for Parties (upon execution of an appropriate Confidentiality Agreement as attached hereto in the form of Exhibit “K”) in conjunction with such Party’s exercise of its rights and obligations hereunder.

2. Each Party agrees to indemnify NDL for any costs incurred by NDL, including, but not limited to attorneys’ fees and other legal costs, in enforcing its confidentiality rights with such Party under this agreement.

3. NDL hereby reserves the right to edit and approve any and all press or information releases relating to the subject matter of this agreement. The Parties agree that, without the prior written consent of NDL, it will not conduct or cause others to conduct any new oil or gas exploration/production efforts within the Contract Area or any adjacent section thereto, nor purchase producing oil or gas wells, production, pipelines, processing facilities, or trucking facilities located within the Contract Area or any adjacent section thereto, based on confidential and proprietary information provided to the Party by NDL hereunder during the period of this agreement. As to any Party, this obligation shall survive any Party’s assignment of rights under this agreement.

L. Right of Substitution. NDL, as operator, shall have the right, in its sole discretion, to substitute one or more of the wells intended to be drilled with a new well as designated by NDL, or to add additional wells to the schedule of wells as proposed for drilling from time to time or to change the wellbore configuration of one or more of the wells by drilling such wells. Each Party herein, recognizes that such changes may result in revised expenditures. NDL agrees to furnish each Party with revised AFEs to reflect such changes to the Project.

M. NDL’s Right to Participate. NDL, on behalf of itself and its principals and affiliates, reserves the right to participate in the Contract Area for its own account and/or to sell or assign any or all of its rights to an affiliate without dilution of NDL’s powers and responsibilities described herein.

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ATTEST OR WITNESS:	OPERATOR

NEW DOMINION, LLC

/s/ Russon Holbrook	By:	/s/ David J. Chernicky

/s/ Dana Poulter	Name:	David J. Chernicky
	Title:	Manager
	Date:	8/12/11

Tax ID or SS No.	73-1545088

NON-OPERATORS:
SCINTILLA, LLC

/s/ Russon Holbrook	By:	/s/ David J. Chernicky

/s/ Dana Poulter	Name:	David J. Chernicky
	Title:	Manager
	Date:	8/12/11

Tax ID or SS No.	73-1531911

NEW SOURCE ENERGY CORPORATION.

/s/ Russon Holbrook	By:	/s/ Kristian Kos

/s/ Dana Poulter	Name:	Kristian Kos
	Title:	President & CEO
	Date:	8/12/11

Tax ID or SS No.	45-2735455

ACKNOWLEDGMENTS

STATE OF OKLAHOMA	)
) ss.
COUNTY OF TULSA	)

Acknowledged before me this 12th day of August, 2011 by David J. Chernicky, Manager of New Dominion, LLC.

/s/ Bethanie Croslin
Notary Public
My commission expires:
03/12/13	Commission #	0900 2382

STATE OF OKLAHOMA	)
) ss.
COUNTY OF TULSA	)

Acknowledged before me this 12th day of August, 2011 by David J. Chernicky, Manager of Scintilla, LLC.

/s/ Bethanie Croslin
Notary Public
My commission expires:
03/12/13	Commission #	0900 2382

STATE OF	)
) ss.
COUNTY OF	)

Acknowledged before me this 12th day of August, 2011 by Kristian Kos, President of New Source Energy Corporation

/s/ Bethanie Croslin
Notary Public
My commission expires:
03/12/13	Commission #	0900 2382

EXHIBIT “A”

Attached to and made a part of that certain Joint Operating Agreement Dated August 1, 2011 by and among New Dominion, LLC as “Operator” and Scintilla, LLC and New Source Energy Corporation, as “Non-Operators”.

1.	LANDS SUBJECT TO THIS AGREEMENT:

T13 and 14N, R1W and R1, 2 and 3E

2.	RESTRICTIONS: Misener-Hunton formation only.

3.	PERCENTAGE OF INTEREST AND PARTIES TO

THIS AGREEMENT:

Scintilla, LLC	40%

New Source Energy Corporation	60%

4.	ADDRESSES OF PARTIES SUBJECT TO THIS AGREEMENT:

New Dominion LLC

1307 S. Boulder, Ste. 400

Tulsa, OK 74119

Scintilla, LLC

1307 S. Boulder Ave., Ste. 400

Tulsa, OK 74119

New Source Energy Corporation

914 North Broadway, Suite 230

Oklahoma City, OK 73102

EXHIBIT “B”

AGREEMENT, Made and entered             , 2011 by and between: New Source Energy Corporation, Party of the first part, hereinafter called lessor (whether one or more), and New Dominion, LLC, Party of the second part, hereinafter called lessee.

WITNESSETH, That the said lessor, for and in consideration of TEN DOLLARS & OVC, cash in hand paid, receipt of which is hereby acknowledged and of the covenants and agreements hereinafter contained on the part of lessee to be paid, kept and performed, has granted, demised, leased and let and by these presents does grant, demise, lease and let unto exclusively unto the said lessee, for the sole and only purpose of exploring by geophysical and other methods, mining and operating for oil (including but not limited to distillate and condensate), gas (including casinghead gas and helium and all other constituents, and coal gas or any other gas produced from coal seams/formations), and for laying pipe lines, and building tanks, power stations and structures thereon, to produce, save and take care of said products, all that certain tract of land, together with any reversionary rights and after acquired rights therein, situated in the County of                     , State of Oklahoma, described as follows, to-wit:

Luther Prospect in T13 and 14N, R1W and R1, 2 and 3E

Oklahoma County and Lincoln County, State of Oklahoma

Including accretion and riparian rights appurtenant, of Section     , Township 13 and 14 North, Range 1 West and Range 1, 2 and 3 East, and containing      acres, more or less.

It is agreed that this lease shall remain in force for a term of three (3) years from the date of execution by each lessor (herein called primary term) and as long thereafter as oil or gas, or either of them, is produced or capable of being produced from said land by the lessee.

In consideration of the premises the said lessee covenants and agrees:

1st. To deliver to the credit of lessor free of cost, in the pipeline to which it may connect its wells, the three-sixteenths (3/16ths) part of all oil (including but not limited to condensate and distillate) produced and saved from the leased premises.

2nd. To pay lessor for gas of whatsoever nature or kind (with all of its constituents) produced and sold or used off the leased premises, or used in the manufacture of products there from, three-sixteenths (3/16ths) of the gross proceeds received for the gas sold, used off the premises, or in the manufacture of products therefrom, but in no event more than three-sixteenths (3/16ths) of the actual amount received by the lessee, said payments to be made monthly. Lessor’s royalty shall not bear or be charged with, directly or indirectly, any cost or expenses incurred by Lessee for exploration, drilling, completing, equipping, storing, separation by mechanical means, or development of the Lease Premises; however, Lessor shall pay its proportionate share of severance and similar taxes based on production and actual costs that are the result of a third-Party arm’s length transaction and incurred by Lessee to transport, compress, dehydrate, treat or otherwise render the production marketable or to get the production to market from the wellhead point of production. In no event shall Lessor receive more than three-sixteenths (3/16ths) of the actual amount received by the lessee. During any period (whether before or after expiration of the primary term hereof) when gas is not being so sold or used and the well or wells are shut in and there is no current production of oil or operations on said leased premises sufficient to keep this lease in force, lessee shall pay or tender a royalty of One Dollar ($1.00) per year per net royalty acre retained hereunder, such payment or tender to be made, on or before the anniversary date of this lease next ensuing after the expiration of ninety (90) days from the date such well is shut in and thereafter on the anniversary date of this lease during the period such well is shut in, to the royalty owners. When such payment or tender is made it will be considered that gas is being produced within the meaning of the entire lease.

3rd. If the lessee shall commence to drill a well or commence reworking operations on an existing well within the term of this lease or any extension thereof, or on acreage pooled therewith, the lessee shall have the right to drill such well to completion or complete reworking operations with reasonable diligence and dispatch, and if oil or gas, or either of them, be found in paying quantities, this lease shall continue and be in force with like effect as if such well had been completed within the term of years first mentioned.

Lessee is hereby granted the right at any time and from time to time to unitize the leased premises or any portion or portions thereof, as to all strata or any stratum or strata, with any other lands as to all strata or any stratum or strata, for the production primarily of oil or primarily of gas with or without distillate. However, no unit for the production primarily of oil shall embrace more than 40 acres, or for the production primarily of gas with or without distillate more than 640 acres; provided that if any governmental regulation shall prescribe a spacing pattern for the development of the field or allocate a producing allowable based on acreage per well, then any such unit may embrace as much additional acreage as may be so prescribed or as may be used in such allocation of allowable. Lessee shall file written unit designations in the county in which the leased premises are located. Operations upon and production from the unit shall be treated as if such operations were upon or such production were from the leased premises whether or not the well or wells are located thereon. The entire acreage within a unit shall be treated for all purposes as if it were covered by and included in this lease except that the royalty on production from the unit shall be as below provided, and except that in calculating the amount of any shut in gas royalties, only the part of the acreage originally leased and then actually embraced by this lease shall be counted. In respect to production from the unit, Lessee shall pay Lessor, in lieu of other royalties thereon, only such proportion of the royalties stipulated herein as the amount of his acreage placed in the unit, or his royalty interest therein on an acreage basis bears to the total acreage in the unit.

If said lessor owns a less interest in the above described land than the entire and undivided fee simple estate therein, then the royalties herein provided shall be paid to the lessor only in the proportion which his interest bears to the whole and undivided fee.

Lessee shall have the right to use, free of cost, gas, oil and water produced on said land for its operations thereon, except water from wells of lessor.

When requested by the lessor, lessee shall bury his pipe lines below plow depth.

No well shall be drilled nearer than 200 feet to the house or barn now on said premises, without the written consent of the lessor.

Lessee shall pay for all damages caused by its operations to growing crops on said land.

Lessee shall have the right at any time to remove all machinery and fixtures placed on said premises, including the right to draw and remove casing.

If the estate of either Party hereto is assigned, and the privilege of assigning in whole or in part is expressly allowed, the covenants hereof shall extend to their heirs, executors, administrators, successors or assigns. However, no change or division in ownership of the land or royalties shall enlarge the obligations or diminish the rights of Lessee. No change in the ownership of the land or royalties shall be binding on the lessee until after the lessee has been furnished with a written transfer or assignment or a true copy thereof. In case lessee assigns this lease, in whole or in part, lessee shall be relieved of all obligations with respect to the assigned portion or portions arising subsequent to the date of assignment.

All express or implied covenants of this lease shall be subject to all Federal and State Laws, Executive Orders, Rules and Regulations, and this lease shall not be terminated, in whole or in part, nor lessee held liable in damages, for failure to comply therewith, if compliance is prevented by, or such failure is the result of any such Law, Order, Rule or Regulation.

This lease shall be effective as to each lessor on execution hereof as to his or her interest and shall be binding on those signing, notwithstanding some of the lessors above named may not join in the execution hereof. The word “Lessor” as used in this lease means the Party or parties who execute this lease as Lessor, although not named above.

Lessee may at any time and from time to time surrender this lease as to any part or parts of the leased premises by delivering or mailing a release thereof to lessor, or by placing a release of record in the proper County.

Lessor hereby warrants and agrees to defend the title to the lands herein described, and agrees that the lessee shall have the right at any time to redeem for lessor by payment any mortgages, taxes or other liens on the above described lands, in the event of default of payment by lessor, and be subrogated to the rights of the holder thereof.

Lessor hereby grants to Lessee an option to extend this oil and gas lease for an additional two (2) years by tendering to Lessor an amount equal to      per net mineral acre on or before the expiration of the primary term.

IN TESTIMONY WHEREOF, I sign this the      day of             , 2011.

STATE OF OKLAHOMA)
(Individual Acknowledgement)
COUNTY OF )

The foregoing instrument was acknowledged before me this      day of             , 2011, by                                         , and acknowledged to me that          executed the within and foregoing instrument in the capacity indicated as              free and voluntary act and deed for the uses and purposes therein set forth.

Notary Public

My commission expires:	.
Commission No.:

EXHIBIT ‘C’

To Joint Operating Agreement dated August 1, 2011

among New Dominion, LLC as “Operator”, and Scintilla, LLC and New Source Energy

Corporation as “Non-Operator”.

ACCOUNTING PROCEDURE

JOINT OPERATIONS

I. GENERAL PROVISIONS

1.	Definitions.

“Joint Property” shall mean the real and personal property subject to the Operating Agreement to which this Accounting Procedure is attached.

“Joint Operations” shall mean all operations necessary or proper for the development, operation, protection, and maintenance of the Joint Property.

“Joint Account” shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

“Operator” shall mean the Party designated in the Operating Agreement to conduct the Joint Operations.

“Non-Operators” shall mean the Parties to this Operating Agreement other than the Operator.

“Parties” shall mean the Operator and Non-Operators.

“First Level Supervisors” shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

“Technical Employees” shall mean those employees having special and specific engineering, geological, or other professional skills, and whose primary function in Joint Operations is the handling of specific operation conditions and problems for the benefit of the Joint Property.

“Personal Expenses” shall mean travel and other reasonable reimbursable expenses of Operator’s employees.

“Material” shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

“Controllable Material” shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2.	Statement and Billings.

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. The bills will be accompanied by statements which identify the authority for expenditure, lease, or facility, and all charges and credits summarized by appropriate classifications of investment and expense, except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3.	Advances and Payments of Non-Operators.

A.	Unless otherwise provided for in the Operating Agreement, Operator may require Non-Operators to advance their share of estimated cash outlay for the succeeding month’s operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from Non-Operators.

B.	Each Non-Operator shall pay its proportion of all bills within thirty (30) days after receipt. If payment is not made within that time, the unpaid balance shall bear interest, monthly, at the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.

4.	Adjustments.

Payment of any bills shall not prejudice the right of any Non-Operator to protest or question the correctness of the bill; provided, however, all bills and statements rendered to Non-Operators by the Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any calendar year, unless within the twenty-four (24) month period a Non-Operator takes written exception to the bill(s) and makes claim on the Operator for an adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed time period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5.	Audits.

A.	A Non-Operator, on notice in writing to the Operator and all other Non-Operators, shall have the right to audit the Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of a calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of the Operator, except on the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving the audit.

B.	The Operator shall reply in writing to an audit report within one hundred eighty (180) days after receipt of the audit.

6.	Approval by Non-Operators.

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure, and if the Operating Agreement to which this Accounting Procedure is attached contains no contrary provisions, Operator shall notify all Non-Operators of the Operator’s proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1.	Ecological and Environmental.

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. These costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2.	Rentals and Royalties.

Lease rentals and royalties paid by the Operator for the Joint Operations.

3.	Labor.

A.	(1)	Salaries and wages of Operator’s field employees directly employed on the Joint Property in the conduct of Joint Operations.

	(2)	Salaries of First Level Supervisors in the field.

	(3)	Salaries and wages of Technical Employees directly employed on the Joint Property if the charges are excluded from the overhead rates.

	(4)	Salaries and wages of Technical Employees, either temporarily or permanently, assigned to and directly employed in the operation of the Joint Property if the charges are excluded from the overhead rates.

B.	Operator’s cost of holiday, vacation, sickness, and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to a Joint Account under Paragraph 3.A. of this Section II. The costs under this Paragraph 3.B. may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3.A. of this Section II. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.	Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator’s costs chargeable to the Joint Account under Paragraphs 3.A. and 3.B. of this Section II.

D.	Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3.A. of this Section II.

4.	Employee Benefits.

Operator’s current costs of established plans for employee’s group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator’s labor cost chargeable to the Joint Account under Paragraphs 3.A. and 3.B. of this Section II. shall be Operator’s actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5.	Material.

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only those Materials shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operators. The accumulation of surplus stocks shall be avoided.

6.	Transportation.

Transportation of employees and Material necessary for the Joint Operations, but subject to the following limitations:

A.	If Material is moved to the Joint Property from the Operator’s warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B.	If surplus Material is moved to Operator’s warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where the material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C.	In the application of subparagraphs A. and B. above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less, excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7.	Services.

The cost of contract services, equipment, and utilities provided by outside sources, except services excluded by Paragraph 10. of Section II. and Paragraphs i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if those changes are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8.	Equipment and Facilities Furnished By Operator.

A.	Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Those rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed twenty-five percent (25%) per annum. The rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property. Notwithstanding the foregoing, Non-Operator shall not be charged for depreciation or interest on gross investment in equipment, the cost of which has been otherwise charged by Operator to Non-Operator.

B.	In lieu of charges in Paragraph 8.A. above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less %. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9.	Damages and Losses to Joint Property.

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report of them has been received by Operator.

10.	Legal Expense.

Expense of handling, investigating, and settling litigation or claims, discharging of liens, payment of judgments, and amounts paid for settlement of claims incurred in or resulting from operations under the Operating Agreement or necessary to protect or recover the Joint Property, including litigation costs of Operator’s legal staff incurred in litigation. All other legal expense is considered to be covered by the overhead provisions of Section III. unless otherwise agreed to by the Parties, except as provided in Section I., Paragraph 3.

11.	Taxes.

All taxes of every kind and nature assessed or levied on or in connection with the Joint Property, the operation of it, or the production from it, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part on separate valuations of each Party’s working interest, then notwithstanding anything to the contrary in these Accounting Procedures, charges to the Joint Account shall be made and paid by the Parties in accordance with the tax value generated by each Party’s working interest.

12.	Insurance.

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker’s Compensation and/or Employers Liability under the respective state’s laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator’s cost not to exceed manual rates.

13.	Abandonment and Reclamation.

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14.	Communications.

Cost of acquiring, leasing, installing, operating, repairing, and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8. of this Section II.

15.	Other Expenditures.

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II., or in Section III., and which is of direct benefit to the Joint Property, and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1.	Overhead – Drilling and Producing Operations.

i.	As compensation for administrative, supervision, office services, and warehousing costs, Operator shall charge drilling and producing operations on either:

(X)  Fixed Rate Basis, Paragraph 1.A.; or,

(    ) Percentage Basis, Paragraph 1.B.

Unless otherwise agreed to by the Parties, this charge shall be in lieu of costs and expenses of all offices and salaries, or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3.A., Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting, or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III., unless the cost and expense are agreed to be the Parties as a direct charge to the Joint Account.

ii.	The salaries, wages, and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

(    ) shall be covered by the overhead rates; or,

(X) shall not be covered by the overhead rates.

iii.	The salaries, wages, and Personal Expenses of Technical Employees and/or costs of professional consultant services and/or counsel involved in litigation connected with Joint Property, contract services of technical personnel, either temporarily or permanently assigned to and directly employed in the operation of the Joint Property and of cost of litigation in connection with Joint Property:

(    ) shall be covered by the overhead rates; or,

(X)  shall not be covered by the overhead rates.

A.	Overhead – Fixed Rate Basis.

(1)	Operator shall charge the Joint Account at the following rates per well, per month:

Drilling Well Rate $10,000; Drilling $10,000 Completion.

      (Prorated for less than a full month)

Producing Well Rate $1,000

(2)	Application of Overhead – Fixed Rate Basis shall be as follows:

(a)	Drilling Well Rate.

(1)	Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2)	Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. These charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b)	Producing Well Rates.

(1)	An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2)	Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3)	An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4)	A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5)	All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3)	The well rates shall be adjusted as of the first day of April each year following the effective date of the Operating Agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

2.	Overhead – Major Construction.

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $50,000.00:

A. 5% of first $100,000 or total cost if less, plus

B. 4% of costs in excess of $100,000 but less than $1,000,000, plus

C. 3% of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3.	Catastrophe Overhead.

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A. 5% of total costs through $100,000; plus

B. 4% of total costs in excess of $100,000 but less than $1,000,000; plus

C. 3% of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III. shall apply.

4.	Amendment of Rates.

The overhead rates provided for in this Section III. may be amended from time to time only by mutual agreement between the Parties if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL

PURCHASES, TRANSFERS, AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator’s option, the Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, the disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase the interest of Non-Operators in surplus condition A. and B. Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1.	Purchases.

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.	Transfers and Dispositions.

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be on the following basis exclusive of cash discounts.

A.	New Material (Condition A).

(1)	Tubular Goods Other than Line Pipe.

(a)	Tubular goods, sized 2-3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of the date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio, and casing from Youngstown, Ohio.

(b)	For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost form that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

(c)	Macaroni tubing (size less than 2-3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property. Notwithstanding the foregoing, all costs of specialty coatings, plastic liners, etc., and the costs of trucking and storing shall be charged to the Joint Account.

(2)	Line Pipe.

(a)	Line pipe movements (except size 24 inch OD and larger will walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b)	Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A. (1) (a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c)	Line pipe 24 inch OD and over, and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d)	Line pipe, including fabricated line pipe, drive pipe, and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3)	Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4)	Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A. (1) and (2).

B.	Good Used Material (Condition B).

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1)	Material moved to the Joint Property.

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2)	Material used on and moved from the Joint Property.

(a)	At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material; or,

(b)	At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.

(3)	Material not used on and moved from the Joint Property.

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.	Other Used Material.

(1)	Condition C.

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2)	Condition D.

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose, shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a)	Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b)	Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3)	Condition E.

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D.	Obsolete Material.

Material which is serviceable and usable for its original function but condition and/or value of the Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. The price should result in the Joint Account being charged with the value of the service rendered by the Material.

E.	Pricing Conditions.

(1)	Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 2007, by the same percentage increase or decrease used to adjust overhead rates in Section III., Paragraph 1.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. The rate shall be published each year by the Council of Petroleum Accountants Societies.

(2)	Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.	Premium Prices.

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes, or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing the Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for the Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten (10) days after receiving notice from Operator, to furnish in kind all or part of his share of the Material suitable for use and acceptable to Operator.

4.	Warranty of Material Furnished By Operator.

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.	Periodic Inventories, Notice, and Representation.

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at any inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.	Reconciliation and Adjustment of Inventories.

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.	Special Inventories.

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the Party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by the inventory.

4.	Expense of Conducting Inventories.

A.	The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B.	The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Accounting.

EXHIBIT “D”

Attached to and made a part of Joint Operating Agreement dated August 1, 2011 by and among New Dominion, LLC as “Operator” and Scintilla, LLC and New Source Energy Corporation as “Non-Operators”.

Coverage		Limits

Commercial General Liability	$500,000	Combined Single Limit Bodily
		Injury and Property Damage (Per
		Occurrence)
	$1,000,000	Policy Aggregate

Pollution Liability	$1,000,000	Per Occurrence
	$100,000	Per Well Aggregate

Automobile Liability	$500,000	Per Occurrence

Employer’s Liability	$100,000	Each Accident
	$100,000	Each Employee (Disease) and
	$100,000	Policy Limit (Disease)

Excess Liability	$1,000,000	Per Occurrence (Automobile
		Liability) per occurrence and
		Aggregate (Commercial General
		Liability) does not extend well
		Control or pollution liability.

Well Control Liability	$1,000,000	Per Occurrence and Aggregate

Policy Terms, coverage forms, and internal limits of liability subject to change.

Coverages described herein are subject to limitations and conditions present in forms provided by insurance carriers. Policies are on file for inspection at operator’s office by appointment.

PARTIES SHALL HAVE THE RIGHT TO CARRY COMPARABLE INSURANCE AS OPERATOR AND NOT INCUR CHARGES TO THE JOINT ACCOUNT.

EXHIBIT “E”

Attached to and made a part of that certain Joint Operating Agreement dated August 1, 2011 by and among New Dominion, LLC as “Operator” and Scintilla, LLC and New Source Energy Corporation as “Non-Operator”.

There is no Exhibit “E” to this agreement.

EXHIBIT “F”

NONDISCRIMINATION AND

CERTIFICATION OF NONSEGREGATED FACILITIES

A.	Equal Opportunity Clause (41 CFR 60-1.4)

(Applicable only to contracts or purchase orders for more than $10,000.00)

During the performance of this contract, the Operator agrees as follows:

The Operator will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The Operator will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to the following: Employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or terminations, including apprenticeship. The Operator agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

(2)	The Operator will, in all solicitations or advertisements for employees placed by or on behalf of the Operator, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

The Operator will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice to be provided by the agency contracting officer, advising the labor union or workers’ representative of the Operator’s commitments under Section 202 of Executive Order 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(4)	The Operator will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor.

The Operator will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records and accents by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.

(6)	In the event of the Operator’s noncompliance with the nondiscrimination clauses of this contract or with any of such rules, regulations or orders, this contract may be canceled, terminated or suspended in whole or in part and the Operator may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rules, regulation or order of the Secretary of Labor, or as otherwise provided by law.

The Operator will include the provisions of paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The Operator will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provisions including sanctions for noncompliance: Provided, however, that in the event the Operator becomes involved in, or is threatened with litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the Operator may request the United States to enter into such litigation to protect the interests of the United States.

B.	Certification of Nonsegregated Facilities (41 CFR 60-1.8)

(Applicable only to contracts or purchase orders which are not exempt from the provisions of the Equal Opportunity Clause set out above.)

The Operator certifies that it does not, and will not, maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not, and will not permit its employees to perform their services at any location under its control where segregated facilities are maintained. The Operator agrees that a breach of this certification is a violation of the Equal Opportunity Clause in this contract or purchase order. As used in this certification, the term “segregated facilities” means any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation and housing facilities provided for employees which are segregated by explicit directive or are, in fact, segregated on the basis of race, creed, color or national origin, because of habit, local custom, or otherwise. The Operator further agrees that (except where it has obtained identical certifications from proposed subcontractors for specific time periods) it will obtain identical certifications from proposed subcontractors prior to the award of subcontracts exceeding $10,000 which are exempt from the provisions of the Equal Opportunity Clause; that it will retain such certifications in its files; and that it will forward the following notice to such proposed subcontractors (except where the proposed subcontractors have submitted identical certifications for specific time periods): NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENT FOR CERTIFICATIONS OF NONSEGREGATED FACILITIES. A Certificate of Nonsegregated Facilities must be submitted prior to the award of a subcontract exceeding $10,000 which is not exempt from the provisions of the Equal Opportunity Clause. The Certification may be submitted either for each subcontract or for all subcontracts during a period (i.e., quarterly, semiannually).

C.	Affirmative Action Compliance Program (41 CFR 60-1.40).

(Applicable only if (a) the Operator has 50 or more employees and (b) the contract or purchase order is for $50,000 or more.)

The Operator shall develop a written affirmative action program for each of its establishments and, within 120 days from the effectiveness of this contract or purchase order, shall maintain a copy of separate programs for each establishment, including evaluations of utilization of minority group personnel and the job classification tables, at each local office responsible for the personnel matters of such establishment.

D.	Employer Information Report (41 CFR 60-1.7).

(Applicable only if (a) the Operator has 50 or more employees, (b) the Operator is not exempt (pursuant to Section 60-1.5 of Title 41 of the Code of Federal Regulations) from the requirement for filing Employer Information Report EEO-1, and (c) the contract or purchase order is for $50,000 or more.)

The Operator agrees to file with the appropriate Federal agency annually, on or before the 31st day of March, complete and accurate reports on Standard Form 100 (EEO-1) promulgated jointly by the Office of Federal Contract Compliance, the Equal Employment Opportunity Commission and Plans for Progress or such form as may hereafter be promulgated in this place.

E.	Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (41 CFR 60-250).

(Applicable only to contracts or purchase orders for $10,000 or more.)

The affirmative action clause prescribed in Section 60-250.4 of Title 41 of the Code of Federal Regulations is incorporated herein by reference (as permitted by Section 60-250.22 of said Regulations) as if set out in full at this point. If the Operator (a) has 50 or more employees and (b) this contract or purchase order is for $50,000 or more, then within 120 days from the effectiveness of this contract or purchase order, the Operator shall prepare and maintain an affirmative action program at each establishment which shall set forth the Operator’s policies, practices and procedures in accordance with Section 60-250.6 of said Regulations.

F.	Affirmative Action for Handicapped Workers (41 CFR 60-7414).

(Applicable only to contracts or purchase orders for $2,500 or more.)

The affirmative action clause prescribed in Section 60-741.4 of Title 41 of the Code of Federal Regulations is incorporated herein by reference (as permitted by Section 60-741.22 of said Regulations) as if set out in full at this point. If the Operator (a) has 50 or more employees and (b) this contract or purchase order is for $50,000 or more, then, within 120 days of the effectiveness of this contract or purchase order, the Operator shall prepare and maintain an affirmative action program at each establishment which shall set forth the Operator’s policies, practices and procedures in accordance with Section 60-741.6 of said Regulations.

G.	Utilization of Minority Business Enterprises (Federal Procurement Regulations 1-1.13).

(Applicable only to contracts or purchase orders which may exceed $10,000.)

It is the policy of the Government that minority business enterprises shall have the maximum practical opportunity to participate in the performance of Government contracts.

(2)	The Operator agrees to use his best efforts to carry out this policy in the award of his subcontracts to the fullest extent consistent with the efficient performance of this contract. As used in this contract, the term “minority business enterprise” means a business, at least 50 percent of which is owned by minority group members or, in case of publicly owned businesses, at least 51 percent of the stock of which is owned by minority group members. For the purposes of this definition, minority group members are Negroes, Spanish-speaking American persons, American Orientals, American Indians, American Eskimos, and American Aleuts. Contractors may rely on written representations by subcontractors regarding their status as minority business enterprises in lieu of an independent investigation.

EXHIBIT “G”

Attached to and made a part of that certain Joint Operating Agreement dated August 1, 2011 by and among New Dominion, LLC as “Operator” and Scintilla, LLC and New Source Energy Corporation as “Non-Operators”.

There is no Exhibit “G” to this agreement.

EXHIBIT “H”

Attached to and made a part of that certain Joint Operating Agreement dated August 1, 2011 by and among New Dominion, LLC as “Operator” and Scintilla, LLC and New Source Energy Corporation as “Non-Operators”.

There is no Exhibit “H” to this agreement.

EXHIBIT “I”

Attached to and made a part of that certain Joint Operating Agreement dated August 1, 2011 by and among New Dominion, LLC as “Operator” and Scintilla, LLC and New Source Energy Corporation as “Non-Operator”.

MEMORANDUM OF OPERATING AGREEMENT

STATE OF OKLAHOMA	)
) KNOW ALL MEN BY THESE PRESENTS
COUNTY OF	)

WHEREAS Operator and Non-Operator(s) have entered into an Operating Agreement dated             , 2011 in the County and State named above and covering the following described lands:

Luther Prospect in T13 and 14N, R1W and R1, 2 and 3E

Oklahoma County and Lincoln County, State of Oklahoma

Operator and Non-Operator(s) each own the Working Interest in the Contract Area set opposite each Party’s name:

NAME	WORKING INTEREST
Scintilla, LLC	40%
New Source Energy Corporation	60%

The Operating Agreement referenced herein is made expressly subject to all terms and conditions contained therein.

This Memorandum of Operating Agreement is placed of record for the purpose of placing all persons on notice of the existence of this Operating Agreement and that this Operating Agreement shall be deemed to be binding on Operator and Non-Operator(s), their heirs, successors and assigns.

This Memorandum of Operating Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

This Operating Agreement may be modified and such modification may be evidenced by an amendment to this Memorandum being placed of record.

OPERATOR	NON-OPERATORS

NEW DOMINION, LLC	SCINTILLA, LLC

By:

Name:	Name:

Title:	Title:

NEW SOURCE ENERGY CORPORATION

By:

Name:

Title:

EXHIBIT “J”

OIL AND GAS LEASE

(PAID UP)

AGREEMENT, Made and entered                      by and between:

Party of the first part, hereinafter called lessor (whether one or more), and New Dominion, LLC, party of the second part, hereinafter called lessee.

WITNESSETH, That the said lessor, for and in consideration of TEN DOLLARS & OVC, cash in hand paid, receipt of which is hereby acknowledged and of the covenants and agreements hereinafter contained on the part of lessee to be paid, kept and performed, has granted, demised, leased and let and by these presents does grant, demise, lease and let unto exclusively unto the said lessee, for the sole and only purpose of exploring by geophysical and other methods, mining and operating for oil (including but not limited to distillate and condensate), gas (including casinghead gas and helium and all other constituents, and coal gas or any other gas produced from coal seams/formations), and for laying pipe lines, and building tanks, power stations and structures thereon, to produce, save and take care of said products, all that certain tract of land, together with any reversionary rights and after acquired rights therein, situated in the County of                     , State of Oklahoma, described as follows, to-wit:

; including accretion and riparian rights appurtenant, of Section         , Township          North, Range          East, and containing          acres, more or less.

It is agreed that this lease shall remain in force for a term of three (3) years from the date of execution by each lessor (herein called primary term) and as long thereafter as oil or gas, or either of them, is produced or capable of being produced from said land by the lessee.

In consideration of the premises the said lessee covenants and agrees:

1st. To deliver to the credit of lessor free of cost, in the pipeline to which it may connect its wells, the three-sixteenths (3/16ths) part of all oil (including but not limited to condensate and distillate) produced and saved from the leased premises.

2nd. To pay lessor for raw gas at the mouth of the well of whatsoever nature or kind (with all of its constituents) produced and sold or used off the leased premises, or used in the manufacture of products there from, three-sixteenths (3/16ths) of the actual amount received for the raw gas sold, used off the premises, or in the manufacture of products therefrom, but in no event more than three-sixteenths (3/16ths) of the actual amount received by the lessee, said payments to be made monthly. Lessor’s royalty shall not bear or be charged with, directly or indirectly, any cost or expenses incurred by Lessee for exploration, drilling, completing, equipping, storing, separation by mechanical means, or development of the Lease Premises; however, Lessor shall pay its proportionate share of severance and similar taxes based on production and actual costs that are the result of a third-party arm’s length transaction and incurred by Lessee to transport, compress, dehydrate, treat or otherwise render the production marketable or to get the production to market from the wellhead point of production. In no event shall Lessor receive more than three-sixteenths (3/16ths) of the actual amount received by the lessee. It is the express intent of the parties that there shall be no implied covenant to market. During any period (whether before or after expiration of the primary term hereof) when gas is not being so sold or used and the well or wells are shut in and there is no current production of oil or operations on said leased premises sufficient to keep this lease in force, lessee shall pay or tender a royalty of One Dollar ($1.00) per year per net royalty acre retained hereunder, such payment or tender to be made, on or before the anniversary date of this lease next ensuing after the expiration of ninety (90) days from the date such well is shut in and thereafter on the anniversary date of this lease during the period such well is shut in, to the royalty owners. When such payment or tender is made it will be considered that gas is being produced within the meaning of the entire lease.

3rd. If the lessee shall commence to drill a well or commence reworking operations on an existing well within the term of this lease or any extension thereof, or on acreage pooled therewith, the lessee shall have the right to drill such well to completion or complete reworking operations with reasonable diligence and dispatch, and if oil or gas, or either of them, be found in paying quantities, this lease shall continue and be in force with like effect as if such well had been completed within the term of years first mentioned.

Lessee is hereby granted the right at any time and from time to time to unitize the leased premises or any portion or portions thereof, as to all strata or any stratum or strata, with any other lands as to all strata or any stratum or strata, for the production primarily of oil or primarily of gas with or without distillate. However, no unit for the production primarily of oil shall embrace more than 40 acres, or for the production primarily of gas with or without distillate more than 640 acres; provided that if any governmental regulation shall prescribe a spacing pattern for the development of the field or allocate a producing allowable based on acreage per well, then any such unit may embrace as much additional acreage as may be so prescribed or as may be used in such allocation of allowable. Lessee shall file written unit designations in the county in which the leased premises are located. Operations upon and production from the unit shall be treated as if such operations were upon or such production were from the leased premises whether or not the well or wells are located thereon. The entire acreage within a unit shall be treated for all purposes as if it were covered by and included in this lease except that the royalty on production from the unit shall be as below provided, and except that in calculating the amount of any shut in gas royalties, only the part of the acreage originally leased and then actually embraced by this lease shall be counted. In respect to production from the unit, Lessee shall pay Lessor, in lieu of other royalties thereon, only such proportion of the royalties stipulated herein as the amount of his acreage placed in the unit, or his royalty interest therein on an acreage basis bears to the total acreage in the unit.

If said lessor owns a less interest in the above described land than the entire and undivided fee simple estate therein, then the royalties herein provided shall be paid to the lessor only in the proportion which his interest bears to the whole and undivided fee.

Lessee shall have the right to use, free of cost, gas, oil and water produced on said land for its operations thereon, except water from wells of lessor.

When requested by the lessor, lessee shall bury his pipe lines below plow depth.

No well shall be drilled nearer than 200 feet to the house or barn now on said premises, without the written consent of the lessor.

Lessee shall pay for all damages caused by its operations to growing crops on said land.

Lessee shall have the right at any time to remove all machinery and fixtures placed on said premises, including the right to draw and remove casing.

If the estate of either party hereto is assigned, and the privilege of assigning in whole or in part is expressly allowed, the covenants hereof shall extend to their heirs, executors, administrators, successors or assigns. However, no change or division in ownership of the land or royalties shall enlarge the obligations or diminish the rights of Lessee. No change in the ownership of the land or royalties shall be binding on the lessee until after the lessee has been furnished with a written transfer or assignment or a true copy thereof. In case lessee assigns this lease, in whole or in part, lessee shall be relieved of all obligations with respect to the assigned portion or portions arising subsequent to the date of assignment.

All express or implied covenants of this lease shall be subject to all Federal and State Laws, Executive Orders, Rules and Regulations, and this lease shall not be terminated, in whole or in part, nor lessee held liable in damages, for failure to comply therewith, if compliance is prevented by, or such failure is the result of any such Law, Order, Rule or Regulation.

This lease shall be effective as to each lessor on execution hereof as to his or her interest and shall be binding on those signing, notwithstanding some of the lessors above named may not join in the execution hereof. The word “Lessor” as used in this lease means the party or parties who execute this lease as Lessor, although not named above.

Lessee may at any time and from time to time surrender this lease as to any part or parts of the leased premises by delivering or mailing a release thereof to lessor, or by placing a release of record in the proper County.

Lessor hereby warrants and agrees to defend the title to the lands herein described, and agrees that the lessee shall have the right at any time to redeem for lessor by payment any mortgages, taxes or other liens on the above described lands, in the event of default of payment by lessor, and be subrogated to the rights of the holder thereof.

Lessor hereby grants to Lessee an option to extend this oil and gas lease for an additional two (2) years by tendering to Lessor an amount equal to      per net mineral acre on or before the expiration of the primary term.

IN TESTIMONY WHEREOF, I sign this the      day of             , 2011.

STATE OF	)
(Individual Acknowledgement)
COUNTY OF	)

The foregoing instrument was acknowledged before me this                      day of                     , 2011, by                                                                                                , and acknowledged to me that              executed the within and foregoing instrument in the capacity indicated as              free and voluntary act and deed for the uses and purposes therein set forth.

Notary Public

My commission expires:
Commission No.:

After recording return to: New Dominion, LLC, 1307 South Boulder, Suite 400, Tulsa, OK 74119

EXHIBIT “K”

                    , 2011

RE:	Confidentiality Agreement

Luther Project Participation Agreement, T13 and 14N, R1W and R1, 2 and 3E,

Lincoln and Oklahoma Counties, Oklahoma

This Confidentiality Agreement (the “Agreement”) is entered into the      day of             , 2011 (the “Effective Date”) between                                          (the “Company”) and                                          (the “Recipient”). Company and Recipient are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Company is a party to the Luther Project Participation Agreement dated July 1, 2010 (the “Participation Agreement”), pursuant to which New Dominion, LLC is Operator; and

WHEREAS, NDL has furnished Company with certain confidential information under the Participation Agreement; and

WHEREAS Recipient wishes to review certain confidential information for the purpose of (i) an evaluation with respect to a potential sale by Company to Recipient of certain oil and gas assets identified on Exhibit “A” (the “Sales Purpose”) or (ii) performing certain consulting, agency or other services on behalf of the Company (the “Company Purpose”); and

WHEREAS Company has agreed to disclose such confidential information to Recipient on the condition that such information be retained in confidence by Recipient and dealt with in accordance with the following provisions;

NOW, THEREFORE, in consideration of the disclosure of such confidential information to Recipient and of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

1. Definitions. Terms set forth below have the following meanings:

a. “Affiliates” means any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. “Control” means ownership of fifty percent (50%) or greater of the voting interest (stock or otherwise) of such entity.

b. “Confidential Information” means any and all information and data (whether written, electronic, video or oral) associated with the Properties or the Transaction which Company or its Representatives provide to Recipient or its Representatives including, without limitation, analyses, interpretations, compilations, reports, reservoir data, geologic and geophysical data, maps, models, financial data, economic data, commercial data, contractual data, forecasts, environmental data and other information and data, whether written, electronic, video or oral (including the existence of the discussions between the Parties) relating to the Properties or the Transaction. Confidential Information also includes copies, notes, analyses, compilations, studies, interpretations, excerpts and other documents and materials prepared by Recipient or its Representatives that contain, reflect or are based upon, in whole or in part, the Confidential Information.

c. “Person(s)” will be interpreted broadly to include, without limitation, corporations, entities, trusts, groups, partnerships or individuals.

d. “Properties” means (i) if Recipient is receiving Confidential Information for the Sales Purpose, the Properties listed on Exhibit “A” located in Oklahoma (including leases, gathering systems, pipelines, equipment, facilities and other interests relating thereto as identified on Exhibit “A”), or (ii) if the Recipient is receiving Confidential Information for the Company Purpose, any properties and other assets which are the subject of the Participation Agreement.

e. “Representatives” means the Affiliates of a Party and their directors, officers, managers, members, shareholders, partners, owners, employees, lenders, agents, principals, financial advisors, consultants, attorneys and accountants.

f. “Transaction” means (i) if Recipient is receiving Confidential Information for the Sales Purpose, the potential sale, transfer or other disposition of the Properties to Recipient and Recipient’s evaluation of the Properties in connection therewith, or (ii) if the Recipient is receiving Confidential Information for the Company Purpose, the matters which are the subject of the Project Development Agreement.

2. Confidentiality Obligation. In connection with Recipient’s evaluation of the Properties or its performance of services to Company with respect to the Properties, as applicable, Company or its Representatives may disclose to Recipient certain Confidential Information. In consideration for disclosure of Confidential Information, Recipient shall:

a. Treat the Confidential Information as strictly confidential, and shall not sell, trade, publish or otherwise disclose the Confidential Information to anyone in any manner whatsoever, including by means of photocopy, reproduction or electronic media, without Company’s prior written consent, except as provided in Sections 3, 4 and 5 of this Agreement;

b. Not allow any subsequent distribution of Confidential Information to any third party, except as provided in Sections, 3, 4 and 5 of this Agreement.

c. Not use the Confidential Information, directly or indirectly, for any purpose other than (i) if the purpose is the Sales Purpose, in connection with evaluating and negotiating the potential Transaction or (ii) if the purpose is the Company Purpose, in connection with Recipient’s performance of services for Company with respect to the Transaction;

d. Except as otherwise provided in Sections 3, 4 and 5 hereof, not disclose the fact that: (i) Confidential Information exists or has been made available, (ii) Company or Recipient is considering the potential Transaction (as applicable), or (iii) discussions or negotiations are taking or have taken place between Company and Recipient concerning the potential Transaction (as applicable), or the content of any such discussions or negotiations; and

e. Promptly notify Company in writing if Recipient determines not to proceed with the potential Transaction (as applicable).

3. Limitation on Confidentiality. Recipient has no obligation under this Agreement with regard to the Confidential Information that, other than by breach of this Agreement: (i) is or becomes available to the public other than as a result of an unauthorized disclosure by the Recipient or its Representatives, (ii) is in possession of the Recipient prior to disclosure by Company, or (iii) is disclosed by a court or governmental entity during bona fide legal proceedings.

4. Authorized Disclosure. Subject to the restrictions set forth in this Agreement, Recipient may disclose the Confidential Information to its Representatives only to the extent necessary to (i) if the purpose is the Sales Purpose, evaluate the potential Transaction or (ii) if the purpose is the Company Purpose, perform services for the Company with respect to the Transaction. Recipient shall require any Representative who receives the Confidential Information under this Agreement to keep the Confidential Information strictly confidential and comply with all terms of this Agreement. Recipient shall pay Company for, and fully indemnify, defend and hold Company harmless from and against any and all claims, demands, causes of action, liabilities, losses or damages caused by or associated with the unauthorized use or disclosure of Confidential Information by Recipient or any Persons to whom Recipient disclosed the Confidential Information.

5. Compelled Disclosure. If Recipient or any Representative is required by law, order, decree, rule or regulation (including, without limitation, those of any court, regulatory agency, securities commission or stock exchange) to disclose any Confidential Information or if any Person seeks to legally compel (by interrogatories, document requests, subpoena or otherwise) Recipient or any Representative to disclose any Confidential Information, Recipient shall promptly provide Company with written notice of the same so Company may (a) seek a protective order or other remedy (including, without limitation, participation in any proceeding), or (b) waive compliance with the terms of this Agreement in Company’s sole discretion (but such waiver will be limited to the Confidential Information required to be disclosed). Recipient shall be entitled to furnish only such Confidential Information as Recipient is advised by its legal counsel that it is legally required to disclose and will use all reasonable efforts to obtain confidential treatment of any and all Confidential Information disclosed.

6. Ownership and Return of Confidential Information. The Confidential Information shall at all times remain the property of Company. Recipient shall acquire no proprietary interest in or right to the Confidential Information and Company may demand the return thereof at any time by giving written notice to Recipient. Within seven (7) calendar days of receipt of such notice, Recipient shall return or shall cause to be returned all of the original Confidential Information provided on behalf of Company or, at Company’s option, shall destroy or cause to be destroyed all such original Confidential Information, and shall destroy or cause to be destroyed all such original Confidential Information, and shall destroy or cause to be destroyed all copies, notes, analyses, compilations, studies, excerpts and other materials prepared by the Recipient or its Representatives which contain, reflect or are based on any of the Confidential Information (in whatever form, including, but not limited to electronic media) in its possession and in the possession of persons to whom it was disclosed pursuant to this Agreement. If the Recipient receives such notice instructing the Recipient to destroy the Confidential Information, an authorized officer of the Recipient shall certify the destruction of all documents in writing. Notwithstanding the foregoing, Recipient agrees that all Confidential Information shall continue to be subject to the terms of this Agreement.

7. Express Disclaimer. Recipient acknowledges and agrees that the Confidential Information is being provided solely for the purpose of (i) if the purpose is the Sales Purpose, assisting Recipient in conducting its own independent evaluation of the Properties, or (ii) if the purpose is the Company Purpose, performing services for the Company with respect to the Transaction. As a precondition to Company authorizing Recipient to review the Confidential Information, Recipient acknowledges and agrees on behalf of itself and its Representatives that:

a. Company and its Representatives make no representation or warranty, express or implied, as to, and expressly disclaim any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of the Confidential Information including, without limitation: (i) existence of any and all prospects referenced in the Confidential Information, (ii) geographic, geologic or geophysical characteristics associated with any and all potential prospects referenced in the Confidential Information, (iii) existence, quality, quantity or recoverability of reserves associated with the Properties, (iv) costs, expenses, accounts payable, revenues, receipts or accounts receivable associated with the Properties, (v) contractual, economic, financial or tax information and data associated with the Properties, (vi) continued financial viability or productivity of the Properties, (vii) title to the Properties, or (viii) environmental or physical condition of the Properties;

b. Recipient shall conduct its own independent evaluation and analysis of the Confidential Information and satisfy itself fully as to the quality, accuracy, completeness and materiality of the same;

c. Recipient is fully aware of the inherent risk of error in the acquisition, processing and interpretation of geologic and geophysical data; and

d. Recipient shall rely solely on its own independent evaluation and analysis of the Confidential Information when deciding whether or not to submit a bid or offer, enter into a definitive agreement or consummate any Transaction covering one or more of the Properties (as applicable). Recipient further acknowledges and agrees that only the express representations and warranties contained in such a definitive written agreement (when and if the same is executed by both Parties) shall be binding on the Parties (as applicable).

8. Reservation of Rights. Recipient acknowledges and agrees that Company has a unilateral right, at its sole discretion and without notice to Recipient, to:

a. terminate discussions associated with the proposed Transaction,

b. reject any or all offers to purchase one or more of the Properties,

c. accept any offer to purchase one or more of the Properties whether or not such offer conforms to any procedures that may be established by or on behalf of Company or includes the greatest consideration, or

d. provide the Confidential Information to other parties of its own choosing and/or negotiate with multiple potential purchasers.

This paragraph 8. applies if the purpose is a Sales Purpose.

9. Definitive Agreement. Unless and until a definitive written agreement covering the proposed Transaction shall have been executed by an authorized representative of each Party having the express authority to bind such Party to a transaction of the size and nature referenced herein, neither Party is or will be under any obligation whatsoever (legal or otherwise) to negotiate or conclude the proposed Transaction or any other transaction whether by virtue of this Agreement or otherwise. The preceding sentence only applies if the purpose is a Sales Purpose. Unless included in a definitive agreement, any communications (written or oral) may not be relied on by either Party as the basis for taking any action, foregoing any opportunity or incurring any costs, and do not and will not create any obligations whatsoever on the part of either Party. The Parties hereby waive any and all claims either of them may have against the other arising from or relating to any such communication.

10. Equitable Relief. Recipient acknowledges and agrees that Company may be irreparably injured, such that money damages alone may not be an adequate remedy, and will be entitled to equitable relief (including, without limitation, the granting of specific performance and injunctive relief in Company’s favor), if Recipient or any Person to whom Recipient discloses Confidential Information breaches or threatens to breach the terms of this Agreement. Recipient agrees that equitable relief is not exclusive of other remedies to which Company may be entitled at law or in equity.

11. Attorney Fees. If a Party is required to initiate litigation or other proceedings in order to enforce the terms of this Agreement, the Party prevailing in such litigation or proceeding shall be entitled to recover its reasonable attorneys’ fees (including court costs) in connection with such litigation or proceedings.

12. Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Oklahoma, excluding any choice of law rules that may direct application of laws of another jurisdiction.

13. No Waiver. A Party’s failure or delay in exercising any rights hereunder shall not operate as a waiver thereof, nor shall a Party’s partial exercise preclude any other or further exercise of any such rights. No waiver of any provision of this Agreement shall be effective unless in writing and signed by an authorized representative of the Party against whom the waiver is sought to be enforced.

14. Assignment. This Agreement shall inure to the benefit of the Company and its respective successors and assigns, and may be assigned by the Company to any purchaser of all or any portion of its interests in the Properties without notice to or consent from Recipient. The Agreement shall be binding upon Recipient and its Representatives and their respective heirs, representatives, successors and assigns, provided that Recipient may not assign any of its rights or obligations hereunder to any third party without the prior written consent of the Company. Any attempted assignment without such consent shall be null and void.

15. Term. This Agreement will have a term of two (2) years from the Effective Date.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which taken together shall constitute one agreement. This Agreement shall be effective when it has been executed and delivered by both Parties. Delivery of a signed copy of this Agreement by facsimile transmission shall be deemed to be delivery of this Agreement for all purposes.

Recipient agrees to provide to Company’s Representative,                     , ATT:                              by facsimile transmission to                     , a complete copy of the signed Agreement. Upon execution and delivery of this Agreement by Recipient, Recipient represents to Company that the Agreement is binding upon Recipient and acknowledges that Company will provide the Confidential Information to Recipient in reliance upon this representation.

17. Amendment. No modifications or amendments to this Agreement shall be binding on the Parties unless and until such modifications or amendments are executed in writing by an authorized representative of each Party.

18. Entire Agreement. This Agreement supersedes all prior negotiations, understandings and agreements between the Parties relating to the subject matter hereof and constitutes the entire understanding and agreement between the Parties with respect to the same.

19. Notices. Any notices to be delivered herein shall be in writing and shall be deemed sufficiently given if delivered by hand, by courier service, sent by registered mail, postage prepaid, or sent by facsimile (with written confirmation of receipt) to the receiving party at the address listed below:

COMPANY:

The Parties have executed this Agreement effective as of the day and year first written above.

RECIPIENT:

By:

Name:

Title:

Company:

Address:

Phone:

e-mail:

Signature

Date: